As filed with the Securities and Exchange Commission on May 13, 2013

Registration No. 333-188185

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5712	45-3052669
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Koch Road, Suite J

Corte Madera, CA 94925

(415) 924-1005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlos E. Alberini

Chief Executive Officer

15 Koch Road, Suite J

Corte Madera, CA 94925

(415) 924-1005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stewart L. McDowell, Esq. Steven R. Shoemate, Esq. Gibson Dunn & Crutcher, LLP 555 Mission Street San Francisco, CA 94105 Tel: (415) 393-8200 Fax: (415) 986-5309	Gavin B. Grover, Esq. John M. Rafferty, Esq. Andrew D. Thorpe, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Tel: (415) 268-7000 Fax: (415) 268-7522	Sharon R. Flanagan, Esq. Justin L. Bastian, Esq. Sidley Austin LLP 555 California Street San Francisco, CA 94104 Tel: (415) 772-1200 Fax: (415) 772-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-188185) is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement to include the XBRL exhibits indicated in such Item. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II to the Registration Statement. The XBRL information being included with this Amendment No. 2 had been previously included with the registrant’s periodic reports filed pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended.

No changes are being made to Part I of the Registration Statement by this filing, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. Except as otherwise noted, all the expenses below will be paid by us.

Amount to be paid
SEC Registration Fee	$46,034
FINRA Filing Fee	51,124
Legal Fees and Expenses	915,000
Accounting Fees and Expenses	125,000
Printing and Engraving Expenses	200,000
Blue Sky Fees and Expenses	25,000
Transfer Agent and Registrar Fees	15,000
Miscellaneous Expenses	310,000

Total	$1,687,158

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. Our bylaws provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with each of our executive officers and directors, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us, and indemnification of the underwriters by us for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

We have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

In August 2011 and November 2012, as described in the prospectus that is a part of this registration statement, a total of 28,199,041 shares of common stock were issued by Restoration Hardware Holdings, Inc. to Home Holdings, LLC. There were no underwriters employed in connection with these transactions, which were made in reliance upon Section 4(2) of the Securities Act (or Rule 501 of Regulation D promulgated thereunder). No other securities were sold by Restoration Hardware Holdings, Inc. within the past three fiscal years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes that:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Corte Madera, State of California, on the 13th day of May, 2013.

RESTORATION HARDWARE HOLDINGS, INC.

By:	/s/ Carlos Alberini
Carlos Alberini Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carlos Alberini Carlos Alberini	Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2013

/s/ Karen Boone Karen Boone	Chief Financial Officer and Principal Accounting Officer (Principal Financial and Principal Accounting Officer)	May 13, 2013

* Eri Chaya	Director	May 13, 2013

* J. Michael Chu	Director	May 13, 2013

* Mark Demilio	Director	May 13, 2013

* William Forrest	Director	May 13, 2013

* Thomas Mottola	Director	May 13, 2013

* Barry Sternlicht	Director	May 13, 2013

*By:	/s/ Carlos Alberini
Carlos Alberini
Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewith

1.1*	Form of Underwriting Agreement	—	—	—	—	X

3.1	Certificate of Incorporation of Restoration Hardware Holdings, Inc.	10-K	001-35720	April 26, 2013	3.1

3.2	Bylaws of Restoration Hardware Holdings, Inc.	10-K	011-35720	April 26, 2013	3.2

4.1	Form of Restoration Hardware Holdings, Inc.’s Common Stock Certificate	S-1	333-176767	October 23, 2012	4.1

5.1*	Opinion of Morrison & Foerster LLP	—	—	—	—	X

10.1	Form of Indemnification Agreement entered into by and between Restoration Hardware Holdings, Inc. and each of its directors	S-1	333-176767	October 23, 2012	10.4

10.2	First Amendment to Ninth Amended and Restated Credit Agreement dated as of January 6, 2012, by and among Restoration Hardware, Inc., as lead borrower, Restoration Hardware Canada, Inc., as Canadian borrower, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent	S-1	333-176767	June 26, 2012	10.5

10.3	Ninth Amended and Restated Credit Agreement dated as of August 3, 2011, by and among Restoration Hardware, Inc., as lead borrower, Restoration Hardware Canada, Inc., as Canadian borrower, the other borrowers party thereto, the guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent	S-1	333-176767	June 26, 2012	10.6

10.4	Stockholders Agreement dated as of November 7, 2012, by and between Restoration Hardware Holdings, Inc., and Home Holdings, LLC	10-K	001-35720	April 26, 2013	10.4

10.5	Registration Rights Agreement dated as of November 7, 2012, by and among Restoration Hardware Holdings, Inc., Home Holdings, LLC, CP Home Holdings, LLC, Tower Three Home, LLC, and the other parties thereto	10-K	001-35720	April 26, 2013	10.5

10.7	Advisory Services Agreement dated as of October 20, 2012, between Restoration Hardware, Inc. and Gary Friedman	S-1	333-176767	October 31, 2012	10.18

10.8†	Employment Agreement dated as of November 1, 2012 by and between Restoration Hardware, Inc. and Carlos Alberini	10-K	001-35720	April 26, 2013	10.8

10.9†	Employment Agreement dated as of November 1, 2012, by and between Restoration Hardware, Inc. and Karen Boone	10-K	001-35720	April 26, 2013	10.9

10.10†	Amended and Restated Offer Letter, between Restoration Hardware, Inc. and Ken Dunaj	S-1	333-176767	October 23, 2012	10.3

10.11†	2012 Equity Replacement Plan and related documents	S-8	333-184716	November 2, 2012	4.2

10.12†	2012 Stock Incentive Plan and related documents	S-8	333-184716	November 2, 2012	4.3

10.13†	2012 Stock Option Plan and related documents	S-8	333-184716	November 2, 2012	4.4

21.1	Subsidiary List	S-1	333-176767	June 26, 2012	21.1

23.1*	Consent of PricewaterhouseCoopers LLP	—	—	—	—	X

24.1*	Power of Attorney (included on signature page)	—	—	—	—	X

101.INS	XBRL Instance Document	—	—	—	—	X

101.SCH	XBRL Taxonomy Extension Scheme	—	—	—	—	X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	—	—	—	—	X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	—	—	—	—	X

101.LAB	XBRL Taxonomy Extension Label Linkbase	—	—	—	—	X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	—	—	—	—	X

†	Indicates a management contract or compensatory plan or arrangement.
*	Previously filed.